Filed Pursuant to Rule 424(b)(5)
Registration Statement No.: 333-161937
PROSPECTUS SUPPLEMENT
(to Prospectus dated October 15, 2009)

MAGNUM HUNTER RESOURCES CORPORATION

2,500,000 Units Consisting of
One Share of Common Stock and
One Fifth of a Warrant to Purchase one Share of Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering and selling up to 2,500,000 shares of our common stock, par value $0.01 per share (which we refer to as the “Shares”), and warrants to purchase up to an additional 500,000 shares of our common stock (which we refer to as the “Warrants”) to certain institutional investors (collectively, the “Purchasers”).  We are offering the Shares and Warrants in units (which we refer to as the “Units”) each consisting of (i) one share of our common stock, par value $0.01 per share, and (ii) one fifth of a Warrant.  Each whole Warrant will be exercisable to purchase one additional share of common stock of the Company at a price of $2.50 per share of common stock at any time from and after May 17, 2010 until its expiration on November 16, 2012.  The purchase price for each Unit is $1.73.  The Units will not be issued or certificated. The Shares and Warrants are immediately separable and will be issued separately.  This prospectus supplement also relates to the offering of the shares of common stock issuable upon the exercise of the Warrants issued in this offering.  For a more detailed description of the Shares and the Warrants, see the sections entitled “Description of Securities We are Offering” beginning on page S-17 of this prospectus supplement.

Canaccord Adams Inc. is acting as the sole placement agent and book runner on this transaction.  The placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but it has agreed to use its best efforts to sell the securities offered by this prospectus supplement.

Our common stock is listed on the NYSE Amex Equities (“NYSE Amex”) under the symbol “MHR.”  On November 11, 2009, the last reported sales price of our common stock on the NYSE Amex, was $1.72 per share.
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Investing in our securities involves a high degree of risk.  You should carefully review and consider the information in the sections entitled “Risk Factors” beginning on page S-5 of this prospectus supplement and page 3 of the accompanying prospectus before investing in our securities, and in the documents we incorporate by reference in this prospectus supplement to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus.  Any representation to the contrary is a criminal offense.
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	Per Unit	Total
Offering price	$1.73	$4,325,000.00
Placement agent fees (1)	$0.0865	$216,250.00
Proceeds, before expenses, to us	$1.6435	$4,108,750.00
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(1)	A fee equal to 5% of the aggregate proceeds raised in this offering will be payable to the placement agent.

We expect the total offering expenses, excluding the placement agency fee, to be approximately $100,000 for all sales pursuant to this prospectus supplement and accompanying prospectus.  Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, placement agent fees and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less then the total maximum offering amount set forth above.  The Placement Agent is not required to place any specific number or dollar amount of Units offered in this offering, but will use its reasonable best efforts to place the Units.  The Placement Agent is not purchasing or selling any Units pursuant to this prospectus supplement or the accompanying prospectus.

It is currently anticipated that the Shares and Warrants will be delivered to the Purchasers on or about November 16, 2009
________________________

Sole Placement Agent and Bookrunner

CANACCORD ADAMS
________________________

The prospectus supplement is dated November 11, 2009

Prospectus
About this Prospectus	1
Our Company	2
Risk Factors	3
Description of Debt Securities	9
Description of Capital Stock	9
Description of Warrants	10
Cautionary Statement Concerning Forward-Looking Information	12
Where You Can Find More Information	12
Incorporation by Reference	13
Use of Proceeds	13
Plan of Distribution	13
Commission Policy on Indemnification for Securities Act Liabilities	14
Legal Matters	15
Experts	15

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is the prospectus supplement, which describes the specific terms of this offering.  The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information.  The accompanying prospectus was filed with our registration statement on Form S-3 (registration file no. 333-161937) with the Securities and Exchange Commission (the “SEC”) as part of a “shelf” registration process.  Under the shelf registration process, we may offer to sell debt securities, common stock, preferred stock and warrants, from time to time in one or more offerings, up to a total dollar amount of $100,000,000 (subject to a maximum, during a period of 12 calendar months, of one-third of the market value of our common stock held by non-affiliates if the market value of our common stock is less than $75 million).  Generally, when we refer to this prospectus, we are referring to both parts of this document combined.  We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus and any free writing prospectus distributed by us before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus.  To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement, contained, or incorporated by reference, in the accompanying prospectus or contained in any free writing prospectus we have distributed in connection with this offering.  We have not authorized anyone to provide you with different information.  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus.  You should not rely on any unauthorized information or representation.  This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so.  You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus distributed by us is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any free writing prospectus or any sale of a security.

We are not making any representation to you regarding the legality of an investment in the Shares and Warrants by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of the Shares and Warrants.

Information contained on or accessible through our website does not constitute part of this prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Magnum Hunter,” “Company,” “we,” “us,” and “our” or similar references refer to Magnum Hunter Resources Corporation and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference.  This summary is not complete and does not contain all of the information that you should consider before investing in our securities.  To fully understand this offering and its consequences to you, you should read this entire prospectus supplement, the accompanying prospectus and any free writing prospectus distributed by us carefully, including the information contained under the heading “Risk Factors” in this prospectus supplement beginning on page S-5, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

Magnum Hunter Resources Corporation

Our Business

Magnum Hunter Resources Corporation is an independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects within the United States.  The Company’s oil and natural gas properties are principally located in Texas, Louisiana and North Dakota.  Magnum Hunter Resources Corporation’s recent management additions of Gary C. Evans, as Chairman of the Board, and Ronald D. Ormand, as Executive Vice President and Chief Financial Officer, add significant financial expertise and operating track record to the Company.

Our business strategy is designed to create maximum stockholder value through a balanced program of acquisitions and low risk development and exploitation.  We endeavor to create a balanced portfolio consisting of producing properties and prospects that are geologically and geographically diverse, including producing properties, low risk development, and secondary enhanced oil recovery projects.  We intend to significantly increase our focus on operated properties and the acquisition of oil and gas properties in the near future with a particular emphasis on distressed assets.  We intend to target low to medium risk projects that have the potential for multiple producing horizons and offer repeatable success allowing for meaningful production and reserve growth.

Recent Developments

On November 10, 2009, we received subscriptions for an aggregate of 3,903,720 units consisting of one share of the Company’s common stock, par value $0.01 per share, and a one fifth of a warrant to purchase one share of common stock for gross proceeds of approximately $6.75 million.  The purchase price per unit sold in the offering was $1.73.  We expect to close the offering on November 16, 2009, subject to customary closing conditions.  We intend to use the proceeds from the offering for general working capital purposes.

Each warrant issued to investors who subscribed for shares on November 10, 2009 will (i) be exercisable for one share of common stock at any time from or after May 17, 2010 until its expiration on November 16, 2012; (ii) have a cash exercise price of $2.50 per share of common stock; and (iii) upon notice to the holder of the warrant, be redeemable by us for $0.01 per share of common stock underlying the warrant if the average trading price of the common stock as traded or quoted on the NYSE Amex equals or exceeds $3.75 per share for at least 20 days in any period of 30 consecutive days.

On November 5, 2009, we issued and sold, for gross proceeds of approximately $3.8 million, an aggregate of 2,289,910 shares of common stock, par value $0.01 per share, of the Company, together with one fifth of a warrant to purchase one share of common stock for each share of common stock purchased by the applicable purchasers.  The common stock, and accompanying one fifth of a warrant, were only issued and sold in integral multiples of five to avoid the issuance of warrants exercisable for fractional shares of common stock.  The purchase price per unit consisting of one share of common stock and one fifth of a warrant to purchase common stock sold in the offering to non-affiliate investors was 90% of the volume weighted average price of our common stock on the NYSE Amex for the five consecutive trading days ending on November 4, 2009 ($1.64).  The purchase price per unit consisting of one share of common stock and one fifth of a warrant to purchase common stock sold in the offering to affiliates was the closing price for our common stock on November 4, 2009 ($1.73).  We intend to use the proceeds from the offering for general working capital purposes.

Each warrant issued to investors who purchased shares in the offering closed November 5, 2009 will (i) be exercisable for one share of common stock at any time after the shares of common stock underlying the warrant are registered with the SEC for resale pursuant to an effective registration statement; (ii) have a cash exercise price of $2.50 per share of common stock; and (iii) upon notice to the holder of the warrant, be redeemable by us for $0.01 per share of common stock underlying the warrant if (A) the resale registration statement for the common stock underlying the warrants is effective and (B) the average trading price of the common stock as traded or quoted on the NYSE Amex equals or exceeds $3.75 per share for at least 20 days in any period of 30 consecutive days.

On October 28, 2009, we entered into an Asset Purchase Agreement with Triad Energy Corporation (“Triad”) and certain of its affiliates to acquire substantially all of their assets.  The assets being acquired primarily consist of oil and gas property interests in Kentucky, Ohio and West Virginia.  As of June 30, 2008, these estimated assets included proved reserves of approximately 2.2 mmboe with a PV-10 of approximately $74 million based on SEC pricing and subject to the assumptions and qualifications set forth in their report.

Triad is a Marietta, Ohio-based company that, together with most of its affiliates, filed for bankruptcy under Chapter 11 of the Bankruptcy Code in December 2008 in the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division.  As consideration for the proposed acquisition of the oil and gas assets being acquired, we have agreed to:

•	Pay Triad $8 million in cash;

•	Issue to Triad or designees $15 million of our redeemable convertible preferred stock;

•	Enter into a new credit facility that, among other things, will result in our assumption or refinancing of approximately $58 million of bank debt of Triad and its affiliates; and

•	Assume certain liabilities associated with the acquired assets.

The transaction is subject to certain closing conditions, including bankruptcy court approval and our ability to enter into a new credit facility or such other documentation or arrangements as may be necessary to assume Triad’s bank debt.  Subject to such conditions and approvals, we anticipate that the transaction will close in December 2009 or January 2010.

On October 23, 2009, we entered into a commitment letter (the “Commitment Letter”) pursuant to which BMO Capital Markets (“BMOCM”) has committed, subject to the terms and conditions set forth in the Commitment Letter, to provide the Company with a $150 million three-year senior revolving credit facility secured by the Company’s assets (the “Senior Credit Facility”).  The initial borrowing base under the Senior Credit Facility is expected to be $25 million, subject to adjustment from time to time based upon the values assigned to the proved reserves attributable to the oil and gas properties of the Company and certain of its subsidiaries.  BMOCM’s commitment is subject to a variety of closing conditions, including entering into definitive documentation for the Senior Credit Facility no later than November 15, 2009.  The Company intends to use the proceeds from the Senior Credit Facility for general corporate purposes and the acquisition of crude oil and natural gas properties, including those in connection with the purchase of Triad’s assets (as described above).

We filed a Current Report Form 8-K with the SEC on October 29, 2009 describing the terms of the Asset Purchase Agreement with Triad and the Commitment Letter with BMOCM as well as setting forth certain financial information with respect to Triad and us after our acquisition of the Triad assets.  The financial information set forth in the Current Report on Form 8-K includes (i) Triad’s audited financial statements for the years ended December 31, 2006, 2007 and 2008 and (ii) the unaudited pro forma balance sheet of the Company as of June 30, 2009 and the unaudited pro forma income statements of the Company for the year ended December 31, 2008 and the six month period ended June 30, 2009, which each give effect to (A) the purchase of Triad’s assets (including the issuance of redeemable convertible preferred stock by the Company to Triad and its designees), (B) the incurrence of indebtedness by the Company pursuant to the Senior Credit Facility (as described above), (C) our proposed issuance of an additional $10 million in common equity as proposed in this offering and (D) the proposed issuance of additional common equity expected to occur at or near the closing of the purchase of Triad’s assets.  You are urged to refer to such Current Report on Form 8-K, including the exhibits thereto, for more information concerning the foregoing events.

In addition, on September 30, 2009, we acquired Sharon Resources, Inc., a wholly-owned subsidiary of Calgary based Sharon Energy Ltd., bringing an inventory of drilling programs in addition to three exploration and evaluation professionals.  We issued 2,294,474 shares of our common stock as consideration for the stock of Sharon Resources.

On September 14, 2009, we entered into a Purchase and Sale Agreement with Centurion Exploration Company, LLC (“Centurion”) to acquire for $1.7 million all of Centurion’s ownership interest in the East Chalkley Unit in Cameron Parish, Louisiana.  The acquired Centurion interest consisted of Centurion’s working interest in four leases and three wells in which Centurion’s working interest was 100%, 37.5% and 37.5%, respectively.  This property acquisition was completed on October 15, 2009.

Company Information

Our executive offices are located at 777 Post Oak Blvd., Suite 910, Houston, Texas 77056, and our telephone number is (832) 369-6986.  Our web site is www.MagnumHunterResources.com. Additional information which may be obtained through our web site does not constitute part of this prospectus supplement.  Copies of the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.

The Offering

Issuer:	Magnum Hunter Resources Corporation, a Delaware corporation.

Offering:	Up to 2,500,000 Units

Each Unit consists of one Share and one fifth of one Warrant

Warrants:
Each whole Warrant will entitle the holder to purchase one share of our common stock, par value $0.01 per share.  The Warrants will (i) be exercisable for a period beginning May 17, 2010 and ending three years from the date of issuance, (ii) have an exercise price of $2.50 per share of common stock payable in cash; and (iii) be callable by us if our publicly traded common stock trades at or above $3.75 per share for at least 20 days in any period of 30 consecutive days.  This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the Warrants.

Placement agent:	Canaccord Adams, Inc.

Offering price:	$1.73 per Unit.

Common Stock to be
Outstanding after this offering:1	48,719,140 shares of common stock, par value $0.01 per share

Transaction documents:	The Company and the Purchasers (as defined below) will execute and deliver Subscription Agreements to consummate the transactions contemplated hereby.

Closing date:	We expect the closing to occur on or about November 16, 2009.

Use of proceeds:	We intend to use the proceeds from the offering for general working capital.

NYSE Amex symbol:	MHR

Risk factors:	This investment involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 3 of the prospectus.

Our independent accountants:
Malone & Bailey, P.C.  We have engaged Hein & Associates LLP as our independent registered public accounting firm following the completion of Malone & Bailey’s review of our financial information for the third quarter ended September 30, 2009.

Expenses:
Magnum Hunter and the Purchasers will bear their respective expenses in connection with this offering.  We have agreed to pay the Placement Agent a fee equal to 5% of the proceeds raised in this offering and to reimburse the Placement Agent for certain expenses incurred by them in this offering up to $33,000.

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1  The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 46,219,140 shares of common stock outstanding as of November 11, 2009 and excludes approximately 15,647,789 potentially dilutive shares of common stock, consisting mainly of approximately 8,077,688 shares of common stock issuable upon exercise of outstanding warrants prior to this offering, 500,000 shares of common stock issuable upon the exercise of warrants to be issued to purchasers in this offering, approximately 6,792,000 shares of common stock issuable upon exercise of outstanding stock options and approximately 278,101 shares of common stock issuable upon the exercise of existing awards under stock incentive plans. See the section titled “Dilution” beginning on page S-15 for additional information on potentially dilutive shares of common stock.

RISK FACTORS

An investment in our securities involves many risks.  You should carefully consider the following risks and all of the other information contained in this prospectus supplement and the accompanying prospectus before making an investment decision.  Additional risks related to us and our securities may be in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”  In evaluating our company, the factors described below should be considered carefully.  The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows.

Risks Related to Our Common Stock, the Warrants and the Offering

The market for our stock is limited and may not provide investors with either liquidity or a market based valuation of our common stock. Our common stock is traded on the NYSE Amex (formerly known as the American Stock Exchange) stock exchange market under the symbol “MHR”. On November 11, 2009, the last reported sale price of our common stock on the NYSE Amex was $1.72 per share. However, we consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock. Also, the present volume of trading in our common stock may not provide investors sufficient liquidity in the event they wish to sell their common stock and their shares of common stock upon exercise of their Warrants. There can be no assurance that an active market for our common stock will develop. In addition, the stock market in general, and early stage public companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. If we are unable to develop a market for our common stock or the Warrants, you may not be able to sell our common stock or the Warrants at prices you consider to be fair or at times that are convenient for you, or at all.

The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock and securities convertible into, or exchangeable for, shares of our common stock in the public markets and the issuance of shares of common stock and securities convertible into, or exchangeable for, shares our common stock in future acquisitions.  Sales of a substantial number of shares of our common stock by us or by other parties in the public market or the perception that such sales may occur could cause the market price of our common stock and the Warrants to decline.  In addition, the sale of such shares in the public market could impair our ability to raise capital through the sale of common stock or securities convertible into, or exercisable for, shares of our common stock.

In addition, in the future, we may issue shares of our common stock and securities convertible into, or exchangeable for, shares of our common stock in furtherance of our acquisitions and development of assets or businesses.  If we use our shares for this purpose, the issuances could have a dilutive effect on the value of your shares, depending on market conditions at the time of an acquisition, the price we pay, the value of the assets or business acquired and our success in exploiting the properties or integrating the businesses we acquire and other factors.

Our common stock may be delisted from the NYSE Amex and if this occurs you may have difficulty converting your investment into cash efficiently.  Our common stock may be delisted from the NYSE Amex and if this occurs you may have difficulty converting your investment into cash efficiently.  The NYSE Amex has established certain standards for the delisting of a security from the NYSE Amex.  The standards for delisting from the stock market include, among other things, common stock selling for a substantial period of time at a low price per share, if the issuer fails to effect a reverse split of such shares within a reasonable time after being notified that the stock exchange deems such action to be appropriate.  While we have not received any communication to date from the NYSE Amex concerning the selling price of our common stock, there can be no assurance that the NYSE Amex will not take action to delist our common stock from the exchange due to the low selling price of the shares.  If that were to occur, we would consider effecting a reverse split of our common stock in order to raise our share price to a level satisfactory to the NYSE Amex.  However, reverse splits of thinly traded shares have, at times, resulted in declining share price after a proportional adjustment in shares price to give effect to the split.  If our common stock were to be excluded from NYSE Amex, or if we elected to conduct a reverse split in order to maintain the listing, the price of our common stock and the Warrants and the ability of holders to sell such common stock or such Warrants could be materially adversely affected.

The Warrants have not been listed on an exchange and there may not be a public market for the Warrants.  Although our common stock trades on NYSE Amex, the Warrants have not been listed with NYSE Amex or another national securities exchange or other nationally recognized trading system.  As a result, there may not be a public market for the Warrants, and no assurance can be given that the Warrants will ever become listed on an exchange or trading system or that, even if the Warrants do become listed on an exchange or trading system, that any meaningful public market for the Warrants will develop in the future.  As a result, there is no assurance that an Investor will be able to sell his or her Warrants when he or she wishes to do so.

There is no minimum amount required for this Offering.  This Offering does not contain a minimum offering.  Therefore, all of the offering proceeds shall be deposited directly into an account of the Company.  Investors should not invest in this offering in the expectation that the full $6,753,435.60 will be raised.  The Company has an immediate need for the proceeds of this offering for working capital.  If the Company does not raise any funds or sufficient funds in this offering, the Company may be unable to fund its operations and may need to seek other forms of financing, which sources may be unavailable to it.

We do not anticipate declaring any cash dividends on our common stock, and as a result, stockholders must look solely to appreciation of our common stock to realize a gain on their investment.  We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends on our common stock in the foreseeable future.  Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business.  Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment, which appreciation may not occur.

We may allocate the net proceeds from this offering in ways that you and other stockholders do not approve.  We intend to use the net proceeds from this offering for general working capital purposes.  However, in general, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Risks Related to Our Company

We will require additional capital in order to achieve commercial success and, if necessary, to finance future losses from operations as we endeavor to build revenue, and, although we recently obtained a commitment to obtain additional capital, we cannot assure you that we will be able to obtain adequate capital as and when required and that any capital we do obtain will be on terms and conditions favorable to us.  The business of oil and gas acquisition, drilling and development is capital intensive and the level of operations attainable by an oil and gas company is directly linked to and limited by the amount of available capital.  We believe that our ability to achieve commercial success and our continued growth will be dependent on our continued access to capital either through the additional sale of our equity or debt securities, bank lines of credit, project financing or cash generated from oil and gas operations.

As of June 30, 2009, we had working capital of $2.27 million, including $0.678 million of cash and cash equivalents.  In addition, we had $27.0 million of availability under our credit facilities, all of which had been drawn down as of November 11, 2009.  As of November 11, 2009, based on our working capital, available borrowings under the credit facility and rate of cash flow from operations, we believe we have available to us sufficient working capital to fund our operations and expected commitments for exploration and development through, at least, December 31, 2009.  However, in the event we receive calls for capital greater than, or generate cash flow from operations less than we expect, we may require additional working capital to fund our operations and expected commitments for exploration and development prior to December 31, 2009.

We will seek to obtain additional working capital through the sale of our securities and, subject to the successful deployment of our cash on hand, we will endeavor to obtain additional capital through bank lines of credit and project financing.  However, other than our existing credit facility and a commitment letter we recently entered into with BMO Capital Markets, we have no agreements or understandings with any third parties at this time for our receipt of additional working capital.  BMO Capital Markets’ commitment is subject to a variety of customary closing conditions, including entering into definitive documentation for a new credit facility no later than November 15, 2009, and there can be no assurance that we will enter into a new credit facility with BMO Capital Markets or that such credit facility will occur on the terms and conditions set forth in the commitment letter.  Consequently, there can be no assurance we will be able to obtain continued access to capital as and when needed or, if so, that the terms of any available financing will be subject to commercially reasonable terms.  If we are unable to access additional capital in significant amounts as needed, we may not be able to develop our current prospects and properties, may have to forfeit our interest in certain prospects and may not otherwise be able to develop our business. In such an event, our stock price will be materially adversely affected.

We have entered into several recent acquisitions, and there is no assurance that we will be able to satisfy our contractual and financial obligations thereunder.  Since mid-2009 we acquired Sharon Resources, Inc. in a stock acquisition and increased our interest in the East Chalkley field in Louisiana.  More significantly, we agreed to acquire substantially all of the oil and gas properties in Kentucky, Ohio and West Virginia of Triad Energy Corporation and certain of its affiliates; which companies had filed for reorganization under Chapter 11 of the Bankruptcy Code.  In connection with such acquisition we have agreed to pay Triad $8 million in cash, issue to Triad or its designees $15 million of redeemable convertible preferred stock, and assume or refinance $58 million of bank debt owed by Triad and its affiliates.  We have also agreed to, among other things, deliver to Triad a commitment letter for a new term loan facility with respect to the debt owed by Triad and certain of its affiliates and to provide Triad with evidence that we will be able to raise $10 million in equity capital by the anticipated closing date in December 2009 or January 2010.  Further, the closing of the transaction is subject to bankruptcy court approval.  There is no assurance we will be able to obtain bankruptcy court approval, restructure or replace our credit facility to pay the cash portion of the purchase price, reach agreement on the bank debt we are assuming, or raise the required equity capital.  Any failure to do so could result in our default under the asset purchase agreement.  In addition, to the extent we are able to satisfy these conditions, there can be no assurance that we will be able to do so on terms and conditions that are favorable to us.  Moreover, even if the transaction is closed, there is no assurance that we can successfully assimilate Triad’s properties, operations and personnel.

We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision.  In July 2005, we acquired our initial exploratory drilling prospects and commenced drilling activities in November 2005. In December 2005, we commenced production from our first oil and gas prospects and received our first revenues from oil and gas production in February 2006.  In February 2007 we acquired a 43% average working interest in 15 producing oil fields and approximately 150 producing wells located in the Williston Basin in North Dakota at which point we began to receive revenue from associated oil and gas production.  Since that time we have expanded secondary recovery operations in the Williston Basin properties in anticipation of drilling additional producing wells in the future.  Beginning in 2007 to present, we have actively participated with Approach Resources Corporation in the drilling of approximately 77 wells located in Crockett County, Texas. Beginning in the last quarter of 2008 and continuing through the second quarter of 2009, we participated with Goodrich Petroleum Corporation in five successful wells located in Nacogdoches County, Texas.  On September 30, 2009, we acquired Sharon Resources, Inc., a wholly owned subsidiary of Calgary-based Sharon Energy Ltd., bringing an inventory of drilling programs in addition to three exploration and evaluation professionals.  In addition, on September 14, 2009, we entered into a Purchase and Sale Agreement with Centurion Exploration Company, LLC (“Centurion”) to acquire for $1.7 million all of Centurion’s ownership interest in the East Chalkley Unit in Cameron Parish, Louisiana.  This property acquisition was completed on October 15, 2009.  Further, in October 2009, we agreed to acquire substantially all of the oil and gas properties in Kentucky, Ohio and West Virginia of Triad Energy Corporation and certain of its affiliates; which companies had filed for reorganization under Chapter 11 of the Bankruptcy Code.  Accordingly, there is little operating history upon which to judge our business strategy, our management team or our current operations.

We have a history of losses and cannot assure you that we will be profitable in the foreseeable future.  Since we entered the oil and gas business in April 2005, through June 30, 2009, we have incurred a net loss from operations of $22,517,631.  If we fail to generate profits from our operations, we will not be able to sustain our business.  We may never report profitable operations or generate sufficient revenue to maintain our company as a going concern.

We do not act as an operator on many of our prospects, which means we are dependent on third parties for the exploration, development and production of our leasehold interests.  An oil and gas operator is the party that takes primary responsibility for management of the day-to-day exploration, development and production activity relating to an oil and gas prospect.  Part of our business plan is to acquire working interests in oil and gas properties with an industry partner functioning as the operator.  To date, we have entered into agreements with various oil and gas operators on a project-by-project basis and we have no long term agreements with any operators that ensure us of their services as we may need them.  Our reliance on third party operators for the exploration, development and production of many of our property interests subjects us to a number of risks, including our inability to control the amount and timing of costs and expenses of exploration, development and production and the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

We have limited management and staff and will be dependent upon partnering arrangements.  As of November 11, 2009, we had 20 employees, including our five executive officers.  We intend to use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services.  We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing.  Our dependence on third party consultants and service providers creates a number of risks, including but not limited to:

•	the possibility that such third parties may not be available to us as and when needed; and

•	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations and stock price will be materially adversely affected.

The loss of any of our executive officers could adversely affect us. We currently only have 20 employees, including our five executive officers. We are dependent on the extensive experience of our executive officers to implement our acquisition and growth strategy. The loss of the services of any of our executive officers could have a negative impact on our operations and our ability to implement our strategy.

In addition to acquiring producing properties, we intend to also grow our business through the acquisition and development of exploratory oil and gas prospects, which is the riskiest method of establishing oil and gas reserves.  In addition to acquiring producing properties, we intend to acquire, drill and develop exploratory oil and gas prospects that are profitable to produce.  Developing exploratory oil and gas properties requires significant capital expenditures and involves a high degree of financial risk.  The budgeted costs of drilling, completing, and operating exploratory wells are often exceeded and can increase significantly when drilling costs rise.  Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages, and mechanical difficulties.  Moreover, the successful drilling or completion of an exploratory oil or gas well does not ensure a profit on investment.  Exploratory wells bear a much greater risk of loss than development wells.  We cannot assure you that our exploration, exploitation and development activities will result in profitable operations.  If we are unable to successfully acquire and develop exploratory oil and gas prospects, our results of operations, financial condition and stock price will be materially adversely affected.

Hedging transactions may limit our potential gains or result in losses.  In order to manage our exposure to price risks in the marketing of our oil and natural gas, from time to time we enter into oil and gas price hedging arrangements, which are required by our credit facility, with respect to a portion of our proved developed producing production.  While these contracts are intended to reduce the effects of volatile oil and natural gas prices, they may also limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the contract.  In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received;

•	our production and/or sales of oil or natural gas are less than expected;

•	payments owed under derivative hedging contracts come due prior to receipt of the hedged month’s production revenue; or

•	the other party to the hedging contract defaults on its contract obligations.

We cannot assure you that any hedging transactions we may enter into will adequately protect us from declines in the prices of oil and natural gas.  On the other hand, where we choose not to engage in hedging transactions in the future, we may be more adversely affected by changes in oil and natural gas prices than our competitors who engage in hedging transactions.  In addition, the counterparties under our derivatives contracts may fail to fulfill their contractual obligations to us.

Any failure to meet our debt obligations would adversely affect our business and financial condition.  On September 9, 2008, we entered into $65 million of credit facilities with certain lenders named in the agreement and CIT Capital USA Inc., as administrative agent for the lenders.  As of November 11, 2009, we had $27 million of availability under our credit facilities, all of which has been drawn down.

The credit facilities require us to satisfy certain financial covenants, including maintaining a minimum ratio of EBITDAX to interest expense, a minimum ratio of net debt to EBITDAX, a minimum ratio of consolidated current assets to consolidated current liabilities and a minimum ratio of total reserve value to debt.  We are also required to enter into certain swap agreements pursuant to the terms of the credit facilities.

PRC Williston LLC, our majority-owned subsidiary, has guaranteed the performance of all of our obligations under the CIT Capital USA credit facilities and we have collateralized our obligations under the facilities through our grant of a first priority security interest in our ownership interest in PRC Williston, subject only to certain permitted liens.

Our ability to meet debt obligations under the credit facilities will depend on the future performance of our properties, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control.  Our failure to service this debt could result in a default under the credit facilities, which could result in the loss of our ownership interest in PRC Williston and otherwise materially adversely affect our business, financial condition and results of operations.

On October 23, 2009, we entered into a commitment letter pursuant to which BMO Capital Markets has committed, subject to the terms and conditions set forth in the commitment letter, to provide the Company with a $150 million three-year senior revolving credit facility secured by the Company’s assets.  The Company intends to use the proceeds from the credit facility with BMO Capital Markets for general corporate purposes and the acquisition of crude oil and natural gas properties, including those in connection with the purchase of Triad’s assets (as described above).  Failure by us to obtain the financing pursuant to the terms of the commitment letter with BMO Capital Markets could materially adversely affect our business, financial condition and results of operations

Our revenue, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of oil and natural gas.  If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.  There is a risk that we will be required to write down the carrying value of our oil and gas properties, which would increase our losses and reduce stockholders’ equity.  We account for our oil and natural gas exploration and development activities using the successful efforts method of accounting.  Under this method, costs of productive exploratory wells, developmental dry holes and productive wells and undeveloped leases are capitalized.  Oil and gas lease acquisition costs are also capitalized.  Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases are charged to expense as incurred.  Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities.  The capitalized costs of our oil and gas properties may not exceed the estimated future net cash flows from our properties.  If capitalized costs exceed future cash flows, we write down the costs of the properties to our estimate of fair market value.  Any such charge will not affect our cash flow from operating activities, but will increase our losses and reduce stockholders’ equity.

Additional write downs could occur if oil and gas prices continue to decline or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our drilling results.  Because our properties currently serve, and will likely continue to serve, as collateral for advances under our existing and future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required.  It is likely that the cumulative effect of a write-down could also negatively impact the value of our securities, including our common stock.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.  Significant growth in the size and scope of our operations could place a strain on our financial, technical, operational and management resources.  The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and gas industry could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plans.

Unless we replace our oil and gas reserves, our reserves and production will decline, which would materially and adversely affect our business, financial condition and results of operations.  Producing oil and gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors.  Thus, our future oil and gas reserves and production and, therefore, our cash flow and revenue are highly dependent on our success in efficiently developing our current reserves and acquiring additional recoverable reserves.  We may not be able to develop, find or acquire reserves to replace our current and future production at costs or other terms acceptable to us, or at all, in which case our business, financial condition and results of operations would be materially and adversely affected.

The unavailability or high cost of drilling rigs, equipment supplies or personnel could adversely affect our ability to execute our exploration and development plans.  The oil and gas industry is cyclical and, from time to time, there are shortages of drilling rigs, equipment, supplies or qualified personnel.  During these periods, the costs of rigs, equipment and supplies may increase substantially and their availability may be limited.  In addition, the demand for, and wage rates of, qualified personnel, including drilling rig crews, may rise as the number of rigs in service increases.  The higher prices of oil and gas during the last several years have resulted in shortages of drilling rigs, equipment and personnel, which have resulted in increased costs and shortages of equipment in program areas we operate.  If drilling rigs, equipment, supplies or qualified personnel are unavailable to us due to excessive costs or demand or otherwise, our ability to execute our exploration and development plans could be materially and adversely affected and, as a result, our financial condition and results of operations could be materially and adversely affected.

Covenants in our credit facility impose significant restrictions and requirements on us.  Our credit facility contains a number of covenants imposing significant restrictions on us, including restrictions on our repurchase of, and payment of dividends on, our capital stock and limitations on our ability to incur additional indebtedness, make investments, engage in transactions with affiliates, sell assets and create liens on our assets.  These restrictions may affect our ability to operate our business, to take advantage of potential business opportunities as they arise and, in turn, may materially and adversely affect our business, financial conditions and results of operations.

Our credit facility also requires us to achieve and maintain certain financial ratio tests.  There can be no assurance that we will be able to achieve and maintain compliance with these prescribed financial ratio tests or other requirements under our credit facility.  Failure to achieve or maintain compliance with the financial ratio tests or other requirements under our credit facility would result in a default and could lead to the acceleration of our obligations under our credit facility.

Lack of pipeline access, gathering systems and other production equipment may hinder our access to oil and gas markets or delay our production.  The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities.  For example, there are no gathering systems in some of the program areas where we have acreage.  Therefore, if drilling results are positive in these program areas, new gathering systems would need to be built to deliver any gas production to markets.  There can be no assurance that we would have sufficient liquidity to build such systems or that third parties would build systems that would allow for the economic development of any such production.

We deliver our production through gathering systems and pipelines that we do not own.  These facilities may not be available to us in the future.  Our ability to produce and market our production is affected and also may be harmed by:

•	the lack of pipeline transmission facilities or carrying capacity;

•	federal and state regulation of oil and gas production; and

•	federal and state transportation, tax and energy policies.

Any significant change in our arrangement with gathering system or pipeline owners and operators, or other market factors affecting the overall infrastructure facilities servicing our properties, could adversely impact our ability to deliver the oil and gas that we produce to markets in an efficient manner or the prices we receive.  In some cases, we may be required to shut in wells, at least temporarily, for lack of a market because of the inadequacy or unavailability of transportation facilities.  If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver our production to market.

We are exposed to operating hazards and uninsured risks.  Our operations are subject to the risks inherent in the oil and natural gas industry, including the risks of:

•	fire, explosions and blowouts;

•	pipe failure;

•	abnormally pressured formations; and

•	environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination).

These events may result in substantial losses to us from:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation;

•	penalties and suspension of operations; or

•	attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

As is customary in our industry, we maintain insurance against some, but not all, of these risks.  We cannot assure you that our insurance will be adequate to cover these losses or liabilities.  We do not carry business interruption insurance.  Losses and liabilities arising from uninsured or underinsured events may have a material adverse effect on our financial condition and operations.

We carry well control insurance for our drilling operations.  Our coverage includes blowout protection and liability protection on domestic wells.

The producing wells in which we have an interest occasionally experience reduced or terminated production.  These curtailments can result from mechanical failures, contract terms, pipeline and processing plant interruptions, market conditions and weather conditions.  These curtailments can last from a few days to many months.

It is our long-term goal to achieve a well diversified and balanced portfolio of oil and natural gas producing properties located onshore North America.  In addition to geographic diversification, we also plan to target a balanced reserve mix between oil and natural gas, as well as conventional and unconventional resource plays.

Risks Relating to the Oil and Gas Industry

Oil and natural gas and oil prices are highly volatile and have declined significantly since mid 2008, and lower prices will negatively affect our financial condition, planned capital expenditures and results of operations.   Since mid 2008, publicly quoted spot oil and natural gas prices have declined significantly from record levels on October 2, 2008 of approximately $106.35 per Bbl and $7.53 per Mmbtu to approximately $71.27 per Bbl and $2.83 per Mmbtu as of October 2, 2009.  In the past, some oil and gas companies have curtailed production to mitigate the impact of low natural gas and oil prices.  We may determine to shut in a portion of our production as a result of the decrease in prices.  The decrease in oil and natural gas prices has had a significant impact on our financial condition, planned capital expenditures and results of operations.  Further declines in oil and natural gas prices or a prolonged period of low oil and natural gas prices may materially adversely affect our financial condition, liquidity (including our borrowing capacity under our credit facilities), ability to finance planned capital expenditures and results of operations.  Oil and natural gas are commodities and are subject to wide price fluctuations in response to relatively minor changes in supply and demand.  Historically, the markets for oil and natural gas have been volatile.  These markets will likely continue to be volatile in the future.  The prices we receive for our production and the levels of our production depend on numerous factors beyond our control.  These factors include the following:

•	changes in global supply and demand for oil and natural gas;

•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;

•	the price and quantity of imports of foreign oil and natural gas;

•	acts of war or terrorism;

•	political conditions and events, including embargoes, affecting oil-producing activity;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption;

•	the price and availability of alternative fuels; and

•	market concerns about global warming or changes in governmental policies and regulations due to climate change initiatives.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but may also reduce the amount of oil and natural gas that we can produce economically.  A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Our industry is highly competitive which may adversely affect our performance, including our ability to participate in ready to drill prospects in our core areas.  We operate in a highly competitive environment.  In addition to capital, the principal resources necessary for the exploration and production of oil and natural gas are:

•	leasehold prospects under which oil and natural gas reserves may be discovered;

•	drilling rigs and related equipment to explore for such reserves; and

•	knowledgeable personnel to conduct all phases of oil and natural gas operations.

We must compete for such resources with both major oil and natural gas companies and independent operators.  Virtually all of these competitors have financial and other resources substantially greater than ours.  We cannot assure you that such materials and resources will be available when needed.  If we are unable to access material and resources when needed, we risk suffering a number of adverse consequences, including:

•	the breach of our obligations under the oil and gas leases by which we hold our prospects and the potential loss of those leasehold interests;

•	loss of reputation in the oil and gas community;

•	a general slow down in our operations and decline in revenue; and

•	decline in market price of our common shares.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.  Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and gas prices, operating costs and potential environmental and other liabilities.  Such assessments are inexact and their accuracy is inherently uncertain.  In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices.  However, such a review will not reveal all existing or potential problems.  In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities.  We are generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities.  Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties.  As a result of these factors, we may not be able to acquire oil and gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.  The process of estimating oil and natural gas reserves is complex.  It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors.  Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and the calculation of the present value of reserves shown in these reports.

In order to prepare reserve estimates in its reports, our independent petroleum consultant projected production rates and timing of development expenditures.  Our independent petroleum consultant also analyzed available geological, geophysical, production and engineering data.  The extent, quality and reliability of this data can vary and may not be in our control.  The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from our estimates.  Any significant variance could materially affect the estimated quantities and present value of our reserves.  In addition, our independent petroleum consultant may adjust estimates of proved reserves to reflect production history, drilling results, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Prospects that we decide in which to participate may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return.  A prospect is a property in which we own an interest and have what we believe, based on available seismic and geological information, to be indications of oil or natural gas.  Our prospects are in various stages of evaluation, ranging from a prospect that is ready to be drilled to a prospect that will require substantial additional seismic data processing and interpretation.  There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion cost or to be economically viable.  The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities.  We cannot assure you that the analysis we perform using data from other wells, more fully explored prospects and/or producing fields will be useful in predicting the characteristics and potential reserves associated with our drilling prospects.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.  Our operations are subject to extensive federal, state and local laws and regulations relating to the exploration, production and sale of oil and natural gas, and operating safety.  Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may result in substantial penalties and harm to our business, results of operations and financial condition.  We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

•	land use restrictions;

•	lease permit restrictions;

•	drilling bonds and other financial responsibility requirements, such as plugging and abandonment bonds;

•	spacing of wells;

•	unitization and pooling of properties;

•	safety precautions;

•	operational reporting; and

•	taxation.

Under these laws and regulations, we could be liable for:

•	personal injuries;

•	property and natural resource damages;

•	well reclamation cost; and

•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions.  We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.  It is also possible that a portion of our oil and gas properties could be subject to eminent domain proceedings or other government takings for which we may not be adequately compensated.

Our operations may incur substantial expenses and resulting liabilities from compliance with environmental laws and regulations.  Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection.  These laws and regulations:

•	require the acquisition of a permit before drilling commences;

•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	impose substantial liabilities for pollution resulting from our operations.

Failure to comply with these laws and regulations may result in:

•	the assessment of administrative, civil and criminal penalties;

•	incurrence of investigatory or remedial obligations; and

•	the imposition of injunctive relief.

Changes in environmental laws and regulations occur frequently and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition.  Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed.  Our permits require that we report any incidents that cause or could cause environmental damages.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act.  All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus, including but not limited to, statements regarding our future financial position, business strategy, anticipated trends and developments in the markets in which we operate, budgets, projected costs, capital expenditures, savings and plans, competition and objectives of management for future operations, are forward-looking statements.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements.  These factors include the matters discussed in the section entitled “Risk Factors” above and elsewhere in this prospectus supplement, accompanying prospectus, and the documents we have incorporated by reference.  You are cautioned not to place undue reliance on such statements.  We undertake no obligation to publicly update or revise any forward-looking statement.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $4,008,750 from the sale of the securities offered by this prospectus supplement and the accompanying prospectus, after deducting our estimated offering expenses and the estimated placement agent fees.

We intend to use these net proceeds for general working capital purposes.

DILUTION

Our net tangible book value on June 30, 2009 was approximately $29.9 million, or approximately $0.73 per share of common stock.  Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date.  Without taking into account any other changes in our net tangible book value after June 30, 2009, other than to give effect to our receipt of the estimated net proceeds from the sale of 2,500,000 Units at an offering price of $1.73 per Unit, our net tangible book value as of June 30, 2009, after giving effect to the items above, would have been approximately $34.2 million, or $0.79 per share.  This represents an immediate increase in net tangible book value of $0.06 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $0.94 per share of common stock to purchasers of the common stock in this offering. The following table illustrates this per share dilution:

Offering price per Unit	$1.73
Net tangible book value per share as of June 30, 2009	$0.73
Increase in net tangible book value per share attributable to new investors in this offering	$0.06
Pro forma net tangible book value per share as of June 30, 2009, after giving effect to the offering	$0.79
Dilution in net tangible book value per share to new investors in this offering	$0.94

The above table is based on 40,806,872 shares of our common stock outstanding as of June 30, 2009 (as adjusted for 2,500,000 shares of common stock to be issued in this offering) and excludes, as of June 30, 2009:

•	approximately 8,077,688 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering;

•	500,000 shares of common stock issuable upon the exercise of warrants to be issued to purchasers in this offering;

•	approximately 6,792,000 shares of common stock issuable upon the exercise of stock options outstanding prior to this offering under our 2006 Stock Incentive Plan; and

•	approximately 278,181 shares of common stock issuable upon the exercise of existing awards under our 2006 Stock Incentive Plan.

•	2,294,474 shares of common stock issued by the Company on September 30, 2009 as consideration for the acquisition of 100% of the outstanding common stock of Sharon Resources, Inc.

•
approximately 601,652 shares of common stock that will be issued into an escrow account on November 6, 2009 pursuant to the terms of that certain Asset Purchase Agreement dated October 28, 2009, that the Company entered into to acquire substantially all of the assets of Triad Energy Corporation (a copy of which is filed as Exhibit 2.1 to the Company’s Current Report on 8-K filed with the SEC on October 29, 2009).

•	2,289,910 shares of common stock issued by the Company on November 5, 2009 to certain investors.

•	3,903,720 shares of common stock for which the Company received subscriptions on November 10, 2009.

To the extent that any of these options or warrants are exercised, new options are issued under our 2006 Stock Incentive Plan, or we otherwise issue additional shares of common stock in the future, there will be further dilution to the investors.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of June 30, 2009 and on an as adjusted basis to reflect the sale of 2,500,000 shares of our common stock offered hereby at an assumed public offering price of $1.73 per share of common stock, net of estimated offering expenses and underwriting discounts and commissions.

This table should be read in conjunction with our financial statements (including the accompanying notes) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 incorporated by reference in this prospectus supplement.  The table does not reflect the application of any proceeds of this offering.  Please read “Use of Proceeds” in this prospectus supplement.

	As of June 30, 2009

	Actual	As Adjusted(1)

Cash and cash equivalents(1)	$677,555	$4,786,305
Long Term Debt:
Revolving credit agreement	$7,500,000	$7,500,000
Term loan	15,000,000	15,000,000
Total debt(2)	22,500,000	22,500,000
Shareholders’ Equity:
Common stock, $0.01 par value; 100,000,000 shares authorized, 40,806,872 shares issued and outstanding as of June 30, 2009	40,806,872	43,306,872
Additional paid in capital	51,983,388	56,092,138
Accumulated deficit	(22,750,689)	(22,750,689)
Noncontrolling interest	1,270,277	1,270,277
Total equity	30,911,045	35,236,045
Total capitalization	$53,411,045	$57,519,795
_______________
(1) As of November 10, 2009, we had cash and cash equivalents of approximately $3,394,610.
(2) As of November 10, 2009, our total long term debt was approximately $27,000,000. As of such date, a total of approximately $12,000,000 was outstanding under our revolving credit agreement and $15,000,000 was outstanding under our term loan.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the NYSE Amex under the symbol “MHR.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported on the NYSE Amex.

	Sales Price Ranges
	High	Low
2009
Fourth Quarter (through November 11, 2009)	$2.24	$1.15
Third Quarter	$1.45	$0.50
Second Quarter	$0.88	$0.20
First Quarter	$0.65	$0.19
2008
Fourth Quarter	$1.29	$0.26
Third Quarter	$3.36	$0.79
Second Quarter	$3.50	$1.28
First Quarter	$2.44	$1.25
2007
Fourth Quarter	$2.55	$1.75
Third Quarter	$3.15	$1.96
Second Quarter	$3.14	$2.25
First Quarter	$3.66	$2.21

On November 11, 2009, the closing sale price of our common stock as reported by the NYSE Amex was $1.72 per share. We had 46,219,140 shares of common stock outstanding as of November 11, 2009. On that date, there were approximately 159 holders of record.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Warrants

The material terms of the warrants offered in this offering are summarized below. This summary is subject to, and qualified in its entirety by, the form of warrant, which will be provided to each purchaser in this offering and will be filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission in connection with this offering.

Exercisability.  Holders may exercise the warrants at any time from and after May 17, 2010.  The warrants will be exercisable, at the option of each holder, in whole or in part, by presenting and surrendering the warrant to us along with payment in full in cash for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).  If the registration statement to which this prospectus supplement relates (or a suitable replacement registration statement) is not effective (exclusive of certain permitted blackout periods), the warrants may instead be exercised through a cashless exercise as provided therein rather than for cash.

Exercise Price. The exercise price per share of common stock issuable upon exercise of the warrants is $2.50 per share of common stock being purchased, payable to the Company in cash at the time of exercise.  The exercise price is subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability.  Subject to applicable laws and the restrictions on transfer set forth in the Securities Purchase and Registration Rights Agreement related to this offering and the Warrant, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Call.  The Company may call the warrants and the Company’s common stock has traded at or above $3.75 per share for at least 20 days in any period of 30 consecutive days.

Exchange Listing.  We do not plan on making an application to list the warrants on the NYSE Amex, any national securities exchange or other nationally recognized trading system.

Adjustment for Reorganization, Consolidation, Merger.  In the event of we reorganize, or if we consolidate, merge, or convey all or substantially all our assets, then and in each such case, the holder will have the right to receive, as alternative consideration, the stock or other securities and property to which such holder would be entitled had the holder exercised the warrant immediately prior to the consummation of such event.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Common Stock

Our amended certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share.  As of November 11, 2009, there were 46,219,140 shares of our common stock issued and outstanding.  Each share of our common stock entitles its holder of record to one vote on all matters to be voted on by the stockholders.  All matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of our common stock present in person or represented by proxy, voting as a single class.  Except as otherwise provided by law or in our amended certificate of incorporation, and subject to voting rights granted to holders of outstanding preferred stock and the power of our board of directors to amend our bylaws, amendments to our amended and restated certificate of incorporation and our bylaws must be approved by a majority of the votes entitled to be cast by the holders of our common stock, voting as a single class.  Holders of our common stock are not entitled to cumulate their votes in the election of directors.  Each of our directors will be elected annually by our stockholders voting as a single class.  Holders of our common stock are not entitled to preemptive rights and our common stock is not subject to redemption or conversion.  There are no redemption or sinking fund provisions applicable to our common stock.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the time if, as and when declared by our board of directors.  Upon the liquidation, dissolution or winding-up of the Company, the holders of our common stock are entitled to share pro-rata in all assets remaining after payment of all our debts and other liabilities and the liquidation preferences of any outstanding preferred stock.  All shares of our common stock currently outstanding are fully paid and non-assessable.

The transfer agent and registrar for our common stock is Nevada Agency and Transfer Company.  Our common shares are listed on the NYSE Amex under the symbol “MHR.”

PLAN OF DISTRIBUTION

We are offering the Units on a best efforts basis through Canaccord Adams Inc. the placement agent.  Canaccord Adams Inc. has agreed to act as the placement agent for the sale of the Units, subject to the terms and conditions contained in a Placement Agency Agreement dated as of November 10, 2009 between us and the placement agent.  The placement agent is not purchasing or selling any securities under this prospectus supplement or the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities.

The Placement Agency Agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse changes in our business and the receipt of customary legal opinions, letters and certificates.

We will pay the placement agent a placement agent fee equal to 5% of the gross proceeds of the sale of the Units, plus the reimbursement of expenses (including legal fees), in accordance with the Placement Agency Agreement.  The estimated offering expenses payable by us, in addition to the placement agent’s fee, are approximately $100,000, which includes our legal and accounting costs, the placement agent’s expenses (including legal fees) and various other fees associated with registering and listing the Shares and the common stock underlying the Warrants.  After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $4,008,750.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the Placement Agency Agreement.  We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

We, along with our executive officers and directors, have agreed that we will not offer, sell, assign, transfer, pledge, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of, any of our securities, without the prior written consent of Canaccord Adams Inc., for a period of 45 days from the date of the Placement Agency Agreement, except pursuant to previously issued options, warrants or rights, any agreements providing for anti-dilution or other stock purchase or share issuance rights in existence on the date hereof, any employee benefit or similar plan in existence on the date hereof or duly adopted hereafter, stock pledges, any 10b5-1 trading plan put into place during such period that becomes effective after the expiration of the 45-day period, the issuance of up to 10,000,000 shares of common stock in connection with mergers and acquisitions, the issuance of preferred stock (including convertible preferred stock), sales any additional shares of common stock under our “at the market” prospectus, and the deposit of such additional number of shares of common stock with an escrow agent as may be required pursuant to the Triad acquisition.

This is a brief summary of the material provisions of the Placement Agency Agreement with the placement agent and does not purport to be a complete statement of its terms and conditions.  A copy of the Placement Agency Agreement will be on file with the Securities and Exchange Commission as an exhibit to a current report on Form 8-K to be filed by us.

The transfer agent for our common stock to be issued in this offering is Nevada Agency and Transfer Company.

Our common stock is traded on the NYSE Amex under the symbol “MHR”.

A prospectus supplement and prospectus in electronic format may be made available on the web sites maintained by the placement agent and the placement agent may distribute the prospectus supplement and the accompanying prospectus electronically.

MATERIAL UNITED STATES TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by certain non-U.S. holders (as defined below) , including common stock acquired in connection with the exercise of a warrant.  This discussion only applies to non-U.S. holders who purchase and hold our common stock as a capital asset for U.S. federal income tax purposes (generally property held for investment).  This discussion does not describe all of the tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances.

For purposes of this discussion, a “non-U.S. holder” means a person (other than a pass-through entity for U.S. federal income tax purposes or an investor in a pass-through entity for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States (including certain former citizens and former long-term residents);

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” and Treasury regulations, rulings and judicial decisions as of the date hereof.  These authorities may change, perhaps retroactively, which could result in U.S. federal income and estate tax consequences different from those summarized below.  This discussion does not address all aspects of U.S. federal income and estate taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances.  In addition, this discussion does not describe the U.S. federal income and estate tax consequences applicable to a non-U.S. holder who is subject to special treatment under U.S. federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” a “passive foreign investment company,” a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, or a tax-exempt organization or an insurance company).  We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock or warrants, the U.S. federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding our common stock or warrants, you should consult your tax advisors.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK AND WARRANTS.  ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER.  IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK AND WARRANTS, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK OR PURCHASING, OWNING AND DISPOSING OF WARRANTS OR THE EXERCISE OF THE WARRANTS AND THE OWNING AND DISPOSING OF COMMON STOCK ACQUIRED IN CONNECTION WITH THE EXERCISE OF THE WARRANTS.  YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR COMMON STOCK AND WARRANTS IN YOUR PARTICULAR CIRCUMSTANCES.

Distributions on common stock

In general, if distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and will be subject to withholding as discussed below.  Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the common stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “Disposition of common stock.”  In addition, if we are a U.S. real property holding corporation, or a “USRPHC,” which we expect we are, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Disposition of common stock”), with a credit generally allowed against the non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a non-U.S. holder of our common stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  But, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied.  Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise.  Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of common stock or warrants

Any gain realized by a non-U.S. holder on the disposition of our common stock or warrants will generally not be subject to U.S. federal income or withholding tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such non-U.S. holder owned directly or pursuant to attribution rules  (for purposes of the attribution rules, a non-U.S. holder will be treated as owning the common stock into which the warrants are convertible) at any time during the five-year period ending on the date of disposition more than 5% of our common stock.  This assumes that our common stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.  We believe we are a USRPHC and that our common stock is treated as being regularly traded on an established securities market.  Similar rules may apply to disposition of our warrants if the warrants are treated as being regularly traded on an established securities market.  If the warrants are not treated as being regularly traded on an established securities market, however, gain realized by a non-U.S. holder on the disposition of our common stock or warrants will generally not be subject to U.S. federal income or withholding tax unless on the date the warrants were acquired it has a fair market value greater than the fair market value on that date of 5% of our common stock.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.  An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.  A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code.

U.S. federal estate tax

An individual non-U.S. holder who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) and an entity the property of which is includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interest or powers) should note that, absent an applicable treaty benefit, our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required.  Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our common stock, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P.  Bracewell & Guiliani LLP is acting as counsel for the placement agent.

EXPERTS

The financial statements of Magnum Hunter Resources Corporation incorporated into this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Malone & Bailey, PC, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.  The financial statements of Triad Energy Corporation incorporated by reference into this prospectus supplement have been audited by Appalachian Basin CPAs, Inc., independent auditors of Triad Energy Corporation, as stated in their report, which is incorporated by reference herein and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Certain estimates of proved oil and gas reserves for us incorporated by reference herein were based upon engineering reports prepared by Cawley, Gillespie & Associates and DeGolyer and MacNaughton, each independent petroleum consultants.  These estimates are included herein in reliance on the authority of such firm an expert in such matters.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement.  The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of the offering of the Units and the shares of common stock underlying the Warrants covered by this prospectus supplement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2008, as amended;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•
our Current Reports on Form 8-K filed on March 20, 2009, March 30, 2009, May 28, 2009, July 14, 2009, July 23, 2009, August 19, 2009, September 15, 2009, October 5, 2009, October 19, 2009, October 29, 2009; November 6, 2009 and November 9, 2009.

•	the description of our common stock in our Registration Statement on Form S-3, filed on September 16, 2009, including any amendment or reports filed for the purpose of updating this description; and

•	all filings we make with the SEC pursuant to the Exchange Act after the date of this prospectus supplement and before termination of this offering.

You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus or into such documents).  Such requests may be directed to Corporate Secretary, Magnum Hunter Resources Corporation, 777 Post Oak Blvd., Suite 910, Houston, TX 77056 or call (832) 369-6986.

In accordance with Section 412 of the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC.  Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the SEC’s rules and regulations.  You should review the information and exhibits in the registration statement for further information about us and the securities we are offering.  Statements in this prospectus supplement or the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings.  You should review the complete document to evaluate these statements.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information filed by us are available to the public free of charge at http://www.sec.gov.  Copies of certain information filed by us with the SEC are also available on our website at www.MagnumHunterResources.com.  You may also read and copy any document we file at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330.

GLOSSARY OF TERMS

“Bbl” means a barrel, 42 U.S. gallons of liquid volume, used in reference to crude oil or other liquid hydrocarbons.

“British thermal unit” means a measurement of energy equivalent to the heat needed to raise one pound of water one degree Fahrenheit.

“Mcf” means thousands of cubic feet of natural gas.

“Mmboe” means million barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

“Mmbtu” means millions of British thermal units.

“PV-10” means pre–tax present value of estimated future net revenues discounted at 10%.

PROSPECTUS

 $100,000,000
Debt Securities, Common Stock, Preferred Stock and Warrants

MAGNUM HUNTER RESOURCES CORPORATION

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. We may offer and sell any combination of our debt securities, common stock, preferred stock, and warrants described in this prospectus in one or more offerings from time to time and at prices and on terms to be determined at or prior to the time of the applicable offering. The aggregate initial offering price of all securities sold under this prospectus by us will not exceed $100,000,000. We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

This prospectus describes the general terms of these securities. The specific terms of the securities and the specific manner in which we will offer and sell them will be contained in a prospectus supplement. The prospectus supplement may also add, update, or change information contained in this prospectus.

We encourage you to carefully review and consider this prospectus and any prospectus supplement before investing in our securities. We also encourage you to read the documents to which we have referred you in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of our securities by us unless accompanied by a prospectus supplement.

Our shares of common stock are listed on the NYSE Amex under the symbol “MHR.” The last reported sale price of our common stock on  October 2, 2009, as reported by the NYSE Amex, was $1. 24 per share.

Investing in our securities involves risks. Please carefully review the information under the heading “Risk Factors” on page 2. In addition, risks associated with any investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2009

TABLE OF CONTENTS

About this Prospectus	1

Our Company	1

Risk Factors	2

Description of Debt Securities	9

Description of Capital Stock	9

Description of Warrants	10

Cautionary Statement Concerning Forward-Looking Information	12

Where You Can Find More Information	12

Incorporation by Reference	13

Use of Proceeds	13

Plan of Distribution	13

Commission Position on Indemnification for Securities Act Liabilities	14

Legal Matters	15

Experts	15

The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.” All references to “Magnum Hunter,” “the Company,” “we,” “our,” “us” and similar terms refer to Magnum Hunter Resources Corporation and its subsidiaries unless otherwise stated or the context otherwise requires.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  This prospectus may only be used where it is legal to sell the offered securities.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.  You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this S-3 and the accompanying supplement to this S-3 constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this S-3 and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

OUR COMPANY

Magnum Hunter Resources Corporation is an independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects within the United States. The Company’s oil and natural gas properties are principally located in Texas, Louisiana and North Dakota. Magnum Hunter Resources Corporation’s recent management additions of Messrs. Gary C. Evans as Chairman of the Board and Ronald D. Ormand as Executive Vice President and Chief Financial Officer add significant financial expertise and operating track record to the Company.

Our business strategy is designed to create maximum shareholder value through a balanced program of acquisitions and low risk development and exploitation. We have been successful in creating a balanced portfolio consisting of producing properties and prospects that are geologically and geographically diverse, including producing properties, low risk development, and secondary enhanced oil recovery projects. We intend to significantly increase our focus on operated properties and the acquisition of oil and gas properties in the near future with a particular emphasis on distressed assets. We intend to target low to medium risk projects that have the potential for multiple producing horizons and offer repeatable success allowing for meaningful production and reserve growth.

Our executive offices are located at 777 Post Oak Blvd., Suite 910, Houston, Texas 77056, and our telephone number is (832) 369-6986.   Our web site is www.MagnumHunterResources.com.  Additional information which may be obtained through our web site does not constitute part of Form prospectus.   A copy of the annual report on Form 10-K is located at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC -0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.

RISK FACTORS

An investment in our securities involves many risks. You should carefully consider the following risks and all of the other information contained in this prospectus before making an investment decision. Additional risks related to us and our securities may be included in the applicable prospectus supplement related to an offering and in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In evaluating our company, the factors described below should be considered carefully. The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows.

Risks Related to our Company

We will require additional capital in order to achieve commercial success and, if necessary, to finance future losses from operations as we endeavor to build revenue, but we do not have any commitments to obtain such capital and we cannot assure you that we will be able to obtain adequate capital as and when required. The business of oil and gas acquisition, drilling and development is capital intensive and the level of operations attainable by an oil and gas company is directly linked to and limited by the amount of available capital. We believe that our ability to achieve commercial success and our continued growth will be dependent on our continued access to capital either through the additional sale of our equity or debt securities, bank lines of credit, project financing or cash generated from oil and gas operations.

As of June 30, 2009, we had working capital of $2.27 million, including $.678 million of cash and cash equivalents.  In addition, we have $27.0 million of availability under our credit facilities, of which $27 million is outstanding as of  October 2, 2009.  As of October 2, 2009, based on our working capital, available borrowings under the credit facility and rate of cash flow from operations, we believe we have available to us sufficient working capital to fund our operations and expected commitments for exploration and development through, at least, December 31, 2009.  However, in the event we receive calls for capital greater than, or generate cash flow from operations less than we expect, we may require additional working capital to fund our operations and expected commitments for exploration and development prior to December 31, 2009.

We will seek to obtain additional working capital through the sale of our securities and, subject to the successful deployment of our cash on hand, we will endeavor to obtain additional capital through bank lines of credit and project financing.  However, other than our existing credit facility, we have no agreements or understandings with any third parties at this time for our receipt of additional working capital.  Consequently, there can be no assurance we will be able to obtain continued access to capital as and when needed or, if so, that the terms of any available financing will be subject to commercially reasonable terms.  If we are unable to access additional capital in significant amounts as needed, we may not be able to develop our current prospects and properties, may have to forfeit our interest in certain prospects and may not otherwise be able to develop our business. In such an event, our stock price will be materially adversely affected.

We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision. In July 2005, we acquired our initial exploratory drilling prospects and commenced drilling activities in November 2005. In December 2005, we commenced production from our first oil and gas prospects and received our first revenues from oil and gas production in February 2006. In February 2007 we acquired a 43% average working interest in 15 producing oil fields and approximately 150 producing wells located in the Williston Basin in North Dakota at which point we began to receive revenue from associated oil and gas production.  Since that time we have expanded secondary recovery operations in the Williston Basin properties in anticipation of drilling additional producing wells in the future.  Beginning in 2007 to present, we have actively participated with Approach Resources Corporation in the drilling of approximately 77 wells located in Crockett County, Texas. Beginning in the last quarter of 2008 and continuing through the second quarter of 2009, we participated with Goodrich Petroleum Corporation in five successful wells located in Nacogdoches County, Texas. On September 30, 2009, we acquired Sharon Resources, Inc., a wholly owned subsidiary of Calgary based Sharon Energy Ltd., bringing an inventory of drilling programs in addition to three exploration and evaluation professionals. Accordingly, there is little operating history upon which to judge our business strategy, our management team or our current operations.

We have a history of losses and cannot assure you that we will be profitable in the foreseeable future.  Since we entered the oil and gas business in April 2005, through June 30, 2009, we have incurred a net loss from operations of $20,250,586.  If we fail to generate profits from our operations, we will not be able to sustain our business. We may never report profitable operations or generate sufficient revenue to maintain our company as a going concern.

We do not act as an operator on many of our prospects, which means we are dependent on third parties for the exploration, development and production of our leasehold interests. An oil and gas operator is the party that takes primary responsibility for management of the day-to-day exploration, development and production activity relating to an oil and gas prospect. Part of our business plan is to acquire working interests in oil and gas properties with an industry partner functioning as the operator. To date, we have entered into agreements with various oil and gas operators on a project-by-project basis and we have no long term agreements with any operators that ensure us of their services as we may need them. Our reliance on third party operators for the exploration, development and production of many of our property interests subjects us to a number of risks, including our inability to control the amount and timing of costs and expenses of exploration, development and production and the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

We have limited management and staff and will be dependent upon partnering arrangements. As of  October 2, 2009, we have 14 employees, including our five executive officers. We intend to use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third party consultants and service providers creates a number of risks, including but not limited to:

•	the possibility that such third parties may not be available to us as and when needed; and

•	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations and stock price will be materially adversely affected.

The loss of any of our executive officers could adversely affect us. We currently only have  fourteen employees, including our five executive officers. We are dependent on the extensive experience of our executive officers to implement our acquisition and growth strategy. The loss of the services of any of our executive officers could have a negative impact on our operations and our ability to implement our strategy.

In addition to acquiring producing properties, we intend to also grow our business through the acquisition and development of exploratory oil and gas prospects, which is the riskiest method of establishing oil and gas reserves. In addition to acquiring producing properties, we intend to acquire, drill and develop exploratory oil and gas prospects that are profitable to produce.  Developing exploratory oil and gas properties requires significant capital expenditures and involves a high degree of financial risk. The budgeted costs of drilling, completing, and operating exploratory wells are often exceeded and can increase significantly when drilling costs rise. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages, and mechanical difficulties. Moreover, the successful drilling or completion of an exploratory oil or gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. We cannot assure you that our exploration, exploitation and development activities will result in profitable operations. If we are unable to successfully acquire and develop exploratory oil and gas prospects, our results of operations, financial condition and stock price will be materially adversely affected.

Hedging transactions may limit our potential gains or result in losses. In order to manage our exposure to price risks in the marketing of our oil and natural gas, from time to time we enter into oil and gas price hedging arrangements with respect to a portion of our proved developed producing production. While these contracts are intended to reduce the effects of volatile oil and natural gas prices, they may also limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the contract. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received;
•	our production and/or sales of oil or natural gas are less than expected;
•	payments owed under derivative hedging contracts come due prior to receipt of the hedged month’s production revenue; or
•	the other party to the hedging contract defaults on its contract obligations.

We cannot assure you that any hedging transactions we may enter into will adequately protect us from declines in the prices of oil and natural gas. On the other hand, where we choose not to engage in hedging transactions in the future, we may be more adversely affected by changes in oil and natural gas prices than our competitors who engage in hedging transactions. In addition, the counterparties under our derivatives contracts may fail to fulfill their contractual obligations to us.

Any failure to meet our debt obligations would adversely affect our business and financial condition.

On September 9, 2008, we entered into $65 million of credit facilities with certain lenders named in the agreement and CIT Capital USA Inc., as administrative agent for the lenders.

As of  October 2, 2009, we have $27.0 million of availability under our credit facilities, of which $27.0 million is drawn.

The credit facilities require us to satisfy certain financial covenants, including maintaining a minimum ratio of EBITDAX to interest expense, a minimum ratio of net debt to EBITDAX, a minimum ratio of consolidated current assets to consolidated current liabilities and a minimum ratio of total reserve value to debt.  We are also required to enter into certain swap agreements pursuant to the terms of the credit facilities.

PRC Williston LLC, our majority-owned subsidiary, has guaranteed the performance of all of our obligations under the CIT Capital USA credit facilities and we have collateralized our obligations under the facilities through our grant of a first priority security interest in our ownership interest in PRC Williston, subject only to certain permitted liens.

Our ability to meet debt obligations under the credit facilities will depend on the future performance of our properties, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. Our failure to service this debt could result in a default under the credit facilities, which could result in the loss of our ownership interest in PRC Williston and otherwise materially adversely affect our business, financial condition and results of operations.

Our revenue, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of oil and natural gas.  If oil and natural gas prices continue to decrease or stay at depressed levels, we may be required to take additional write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.  There is a risk that we will be required to write down the carrying value of our oil and gas properties, which would reduce our earnings and stockholders’ equity.  We account for our oil and natural gas exploration and development activities using the successful efforts method of accounting. Under this method, costs of productive exploratory wells, developmental dry holes and productive wells and undeveloped leases are capitalized.  Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases are charged to expense as incurred.  Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities.  The capitalized costs of our oil and gas properties may not exceed the estimated future net cash flows from our properties.  If capitalized costs exceed future cash flows, we write down the costs of the properties to our estimate of fair market value. Any such charge will not affect our cash flow from operating activities, but will reduce our earnings and stockholders’ equity.

Additional write downs could occur if oil and gas prices continue to decline or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our drilling results.  Because our properties currently serve, and will likely continue to serve, as collateral for advances under our existing and future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required.  It is likely that the cumulative effect of a write-down could also negatively impact the value of our securities, including our common stock.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.  Significant growth in the size and scope of our operations could place a strain on our financial, technical, operational and management resources.  The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and gas industry could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plans.

Unless we replace our oil and gas reserves, our reserves and production will decline, which would materially and adversely affect our business, financial condition and results of operations.  Producing oil and gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors.  Thus, our future oil and gas reserves and production and, therefore, our cash flow and revenue are highly dependent on our success in efficiently developing our current reserves and acquiring additional recoverable reserves.  We may not be able to develop, find or acquire reserves to replace our current and future production at costs or other terms acceptable to us, or at all, in which case our business, financial condition and results of operations would be materially and adversely affected.

The unavailability or high cost of drilling rigs, equipment supplies or personnel could adversely affect our ability to execute our exploration and development plans.  The oil and gas industry is cyclical and, from time to time, there are shortages of drilling rigs, equipment, supplies or qualified personnel.  During these periods, the costs of rigs, equipment and supplies may increase substantially and their availability may be limited.  In addition, the demand for, and wage rates of, qualified personnel, including drilling rig crews, may rise as the number of rigs in service increases.  The higher prices of oil and gas during the last several years have resulted in shortages of drilling rigs, equipment and personnel, which have resulted in increased costs and shortages of equipment in program areas we operate.  If drilling rigs, equipment, supplies or qualified personnel are unavailable to us due to excessive costs or demand or otherwise, our ability to execute our exploration and development plans could be materially and adversely affected and, as a result, our financial condition and results of operations could be materially and adversely affected.

Covenants in our credit facility impose significant restrictions and requirements on us.  Our credit facility contains a number of covenants imposing significant restrictions on us, including restrictions on our repurchase of, and payment of dividends on, our capital stock and limitations on our ability to incur additional indebtedness, make investments, engage in transactions with affiliates, sell assets and create liens on our assets.  These restrictions may affect our ability to operate our business, to take advantage of potential business opportunities as they arise and, in turn, may materially and adversely affect our business, financial conditions and results of operations.

Our credit facility also requires us to achieve and maintain certain financial ratio tests.  There can be no assurance that we will be able to achieve and maintain compliance with these prescribed financial ratio tests or other requirements under our credit facility.  Failure to achieve or maintain compliance with the financial ratio tests or other requirements under our credit facility would result in a default and could lead to the acceleration of our obligations under our credit facility.

Lack of pipeline access, gathering systems and other production equipment may hinder our access to oil and gas markets or delay our production.  The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities.  For example, there are no gathering systems in some of the program areas where we have acreage.  Therefore, if drilling results are positive in these program areas, new gathering systems would need to be built to deliver any gas production to markets.  There can be no assurance that we would have sufficient liquidity to build such systems or that third parties would build systems that would allow for the economic development of any such production.

We deliver our production through gathering systems and pipelines that we do not own.  These facilities may not be available to us in the future.  Our ability to produce and market our production is affected and also may be harmed by:

•	the lack of pipeline transmission facilities or carrying capacity;
•	federal and state regulation of oil and gas production; and
•	federal and state transportation, tax and energy policies.

Any significant change in our arrangement with gathering system or pipeline owners and operators, or other market factors affecting the overall infrastructure facilities servicing our properties, could adversely impact our ability to deliver the oil and gas that we produce to markets in an efficient manner or the prices we receive.  In some cases, we may be required to shut in wells, at least temporarily, for lack of a market because of the inadequacy or unavailability of transportation facilities.  If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver our production to market.

We are exposed to operating hazards and uninsured risks.  Our operations are subject to the risks inherent in the oil and natural gas industry, including the risks of:

•	fire, explosions and blowouts;
•	pipe failure;
•	abnormally pressured formations; and
•	environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination).

These events may result in substantial losses to us from:

•	injury or loss of life;
•	severe damage to or destruction of property, natural resources and equipment;
•	pollution or other environmental damage;
•	clean-up responsibilities;
•	regulatory investigation;
•	penalties and suspension of operations; or
•	attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

As is customary in our industry, we maintain insurance against some, but not all, of these risks.  We cannot assure you that our insurance will be adequate to cover these losses or liabilities.  We do not carry business interruption insurance.  Losses and liabilities arising from uninsured or underinsured events may have a material adverse effect on our financial condition and operations.

We carry well control insurance for our drilling operations.  Our coverage includes blowout protection and liability protection on domestic and international wells.

The producing wells in which we have an interest occasionally experience reduced or terminated production.  These curtailments can result from mechanical failures, contract terms, pipeline and processing plant interruptions, market conditions and weather conditions.  These curtailments can last from a few days to many months.

It is our long-term goal to achieve a well diversified and balanced portfolio of oil and natural gas producing properties located onshore North America.  In addition to geographic diversification, we also plan to target a balanced reserve mix between oil and natural gas, as well as conventional and unconventional resource plays.

Risks Relating to the Oil and Gas Industry

Oil and natural gas and oil prices are highly volatile and have declined significantly since mid 2008, and lower prices will negatively affect our financial condition, planned capital expenditures and results of operations.   Since mid 2008, publicly quoted spot oil and natural gas prices have declined significantly from record levels in October 2, 2008 of approximately $106.35 per Bbl and $7.53 per Mmbtu to approximately $71.27 per Bbl and $2.83 per Mmbtu as of October 2, 2009. In the past, some oil and gas companies have curtailed production to mitigate the impact of low natural gas and oil prices. We may determine to shut in a portion of our production as a result of the decrease in prices. The decrease in oil and natural gas prices has had a significant impact on our financial condition, planned capital expenditures and results of operations. Further declines in oil and natural gas prices or a prolonged period of low oil and natural gas prices may materially adversely affect our financial condition, liquidity (including our borrowing capacity under our credit facilities), ability to finance planned capital expenditures and results of operations.  Oil and natural gas are commodities and are subject to wide price fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production and the levels of our production depend on numerous factors beyond our control. These factors include the following:

•	changes in global supply and demand for oil and natural gas;
•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;
•	the price and quantity of imports of foreign oil and natural gas;
•	acts of war or terrorism;
•	political conditions and events, including embargoes, affecting oil-producing activity;
•	the level of global oil and natural gas exploration and production activity;
•	the level of global oil and natural gas inventories;
•	weather conditions;
•	technological advances affecting energy consumption;
•	the price and availability of alternative fuels; and
•	market concerns about global warming or changes in governmental policies and regulations due to climate change initiatives.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but may also reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Our industry is highly competitive which may adversely affect our performance, including our ability to participate in ready to drill prospects in our core areas. We operate in a highly competitive environment. In addition to capital, the principal resources necessary for the exploration and production of oil and natural gas are:

•	leasehold prospects under which oil and natural gas reserves may be discovered;
•	drilling rigs and related equipment to explore for such reserves; and
•	knowledgeable personnel to conduct all phases of oil and natural gas operations.

We must compete for such resources with both major oil and natural gas companies and independent operators. Virtually all of these competitors have financial and other resources substantially greater than ours. We cannot assure you that such materials and resources will be available when needed. If we are unable to access material and resources when needed, we risk suffering a number of adverse consequences, including:

•	the breach of our obligations under the oil and gas leases by which we hold our prospects and the potential loss of those leasehold interests;
•	loss of reputation in the oil and gas community;
•	a general slow down in our operations and decline in revenue; and
•	decline in market price of our common shares.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We are generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties. As a result of these factors, we may not be able to acquire oil and gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves. The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and the calculation of the present value of reserves shown in these reports.

In order to prepare reserve estimates in its reports, our independent petroleum consultant projected production rates and timing of development expenditures. Our independent petroleum consultant also analyzed available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary and may not be in our control. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reserves. In addition, our independent petroleum consultant may adjust estimates of proved reserves to reflect production history, drilling results, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Prospects that we decide in which to participate may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return. A prospect is a property in which we own an interest and have what we believe, based on available seismic and geological information, to be indications of oil or natural gas. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to be drilled to a prospect that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion cost or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analysis we perform using data from other wells, more fully explored prospects and/or producing fields will be useful in predicting the characteristics and potential reserves associated with our drilling prospects.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business. Our operations are subject to extensive federal, state and local laws and regulations relating to the exploration, production and sale of oil and natural gas, and operating safety. Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may result in substantial penalties and harm to our business, results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

•	land use restrictions;
•	lease permit restrictions;
•	drilling bonds and other financial responsibility requirements, such as plugging and abandonment bonds;
•	spacing of wells;
•	unitization and pooling of properties;
•	safety precautions;
•	operational reporting; and
•	taxation.

Under these laws and regulations, we could be liable for:

•	personal injuries;
•	property and natural resource damages;
•	well reclamation cost; and
•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. It is also possible that a portion of our oil and gas properties could be subject to eminent domain proceedings or other government takings for which we may not be adequately compensated.

Our operations may incur substantial expenses and resulting liabilities from compliance with environmental laws and regulations. Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations:

•	require the acquisition of a permit before drilling commences;
•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;
•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and
•	impose substantial liabilities for pollution resulting from our operations.

Failure to comply with these laws and regulations may result in:

•	the assessment of administrative, civil and criminal penalties;
•	incurrence of investigatory or remedial obligations; and
•	the imposition of injunctive relief.

Changes in environmental laws and regulations occur frequently and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed. Our permits require that we report any incidents that cause or could cause environmental damages.

Risks Relating to our Common Stock

The market for our stock is limited and may not provide investors with either liquidity or a market based valuation of our common stock. Our common stock is traded on the NYSE Amex stock exchange market under the symbol “MHR”. As of  October 2, 2009, the last reported sale price of our common stock on the NYSE-Amex was $1.24 per share. However, we consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock. Also, the present volume of trading in our common stock may not provide investors sufficient liquidity in the event they wish to sell their common shares. There can be no assurance that an active market for our common stock will develop. In addition, the stock market in general, and early stage public companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. If we are unable to develop a market for our common shares, you may not be able to sell your common shares at prices you consider to be fair or at times that are convenient for you, or at all.

The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock in the public markets and the issuance of shares of common stock in future acquisitions. Sales of a substantial number of shares of our common stock by us or by other parties in the public market or the perception that such sales may occur could cause the market price of our common stock to decline. In addition, the sale of such shares in the public market could impair our ability to raise capital through the sale of common or preferred stock.

In addition, in the future, we may issue shares of our common stock in furtherance of our acquisitions and development of assets or businesses. If we use our shares for this purpose, the issuances could have a dilutive effect on the value of your shares, depending on market conditions at the time of an acquisition, the price we pay, the value of the assets or business acquired and our success in exploiting the properties or integrating the businesses we acquire and other factors.

Our common stock may be delisted from the NYSE Amex and if this occurs you may have difficulty converting your investment into cash efficiently.  The NYSE Amex (formerly known as the American Stock Exchange) has established certain standards for the delisting of a security from the NYSE Amex.  The standards for delisting from the stock market include, among other things, common stock selling for a substantial period of time at a low price per share, if the issuer fails to affect a reverse split of such shares within a reasonable time after being notified that the stock exchange deems such action to be appropriate.  While we have not received any communication to date from the NYSE Amex concerning the selling price of our common shares, there can be no assurance that the NYSE Amex will take action to delist our common stock from the exchange due to the low selling price of the shares.  If that were to occur, we would consider affecting a reverse split of our common stock in order to raise our share price to a level satisfactory to the NYSE Amex.  However, reverse splits of thinly traded shares have, at times, resulted in declining share price after a proportional adjustment in shares price to give effect to the split.  If our common stock were to be excluded from NYSE Amex, or if we elected to conduct a reverse split in order to maintain the listing, the price of our common stock and the ability of holders to sell such stock could be materially adversely affected.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series.  The debt securities will be our direct obligations and may be guaranteed by certain of the Company’s subsidiaries, as determined on a case by case basis for each series of debt securities.  The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and the trustee.  Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture.  The prospectus supplement relating to a particular issue of debt securities will describe the terms of those debt securities and the related indenture, which may include (without limitation) the following:

•	the title and series of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which the debt securities will be issued;

•	the maturity date or dates, or the method of determining the maturity date or dates, of the debt securities;

•	the interest rate or rates (which may be fixed or variable) per annum of the debt securities or the method of determining the interest rate or rates of the debt securities;

•
if applicable, the date or dates from which interest on the debt securities will accrue or the method or methods by which the date or dates are to be determined, the interest payment dates, the date or dates on which payment of interest will commence and the regular record dates for such interest payment dates;

•
if applicable, the date after which and the price or prices at which the debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or at the option of the holders of the debt securities and the other detailed terms and provisions of such optional redemption;

•
the extent to which any of the debt securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for the global debt security, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;

•	the denomination or denominations of the debt securities;

•
whether the debt securities will be issued in registered or bearer form or both and, if in bearer form, the related terms and conditions and any limitations on issuance of these bearer debt securities (including exchange for registered debt securities of the same series);

•	information with respect to book-entry procedures;

•	whether any of the debt securities will be issued as original issue discount securities;

•	each office or agency where, subject to the terms of the indenture, the debt securities may be presented for registration of transfer or exchange;

•
if other than the U.S. dollar, the currencies or currency units in which the debt securities are issued and in which the principal of, premium and interest, if any, on, and additional amounts, if any, in respect of the debt securities will be payable;

•	if other than the trustee, the identity of each security registrar, paying agent, and authenticating agent; and

•	any other terms of the debt securities.

We encourage you to carefully review and consider the complete indenture applicable to each series of the debt securities before investing.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our amended and restated certificate of incorporation and our bylaws.  The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Common Stock

Our amended certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share.  As of  October 2, 2009, there are  43,101,346 shares of our common stock issued and outstanding.  Each share of our common stock entitles its holder of record to one vote on all matters to be voted on by the stockholders.  All matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of our common stock present in person or represented by proxy, voting as a single class.  Except as otherwise provided by law or in our amended certificate of incorporation, and subject to voting rights granted to holders of outstanding preferred stock and the power of our board of directors to amend our bylaws, amendments to our amended and restated certificate of incorporation and our bylaws must be approved by a majority of the votes entitled to be cast by the holders of our common stock, voting as a single class.  Holders of our common stock are not entitled to cumulate their votes in the election of directors.  Each of our directors will be elected annually by our stockholders voting as a single class.  Holders of our common stock are not entitled to preemptive rights and our common stock is not subject to redemption or conversion.  There are no redemption or sinking fund provisions applicable to our common stock.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the time if, as and when declared by our board of directors.  Upon the liquidation, dissolution or winding-up of the Company, the holders of our common stock are entitled to share pro-rata in all assets remaining after payment of all our debts and other liabilities and the liquidation preferences of any outstanding preferred stock.  All shares of our common stock currently outstanding are fully paid and non-assessable.

Preferred Stock

Our amended certificate of incorporation authorizes 10,000,000 shares of preferred stock, par value $0.01 per share.  Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by our stockholders (unless such action is required by applicable law or listing rules of an applicable securities exchange or quotation system), to designate and issue our preferred stock in one or more series and to establish the designations, powers, preferences and relative participating, optional or other rights of such series, which may be greater than the rights of our common stock.

Series A Convertible Preferred Stock.  Our board has designated 3,000,000 of the preferred shares as Series A Convertible Preferred Stock (“Series A Preferred Stock”) As of  October 2, 2009, there are no shares of Series A Preferred Stock outstanding.

Our board of directors generally has to designate and issue our preferred stock in one or more series.  It is not possible to state the actual effect of the issuance of any additional series of shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock.

 Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation.  The transfer agent for any other securities that we may offer under this prospectus will be named and described in the prospectus supplement for such securities.

Listing

Our common shares are listed on the NYSE Amex under the symbol “MHR.”

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

A copy of the form of warrant agreement, including the form of warrant certificate representing a series of warrants, will be filed with the SEC in connection with the offering of a particular series of warrants.  The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus.  We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any prospectus supplement, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•
in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	the anti-dilutive protections given to the holder of such warrant;

•	a discussion of any material or special U.S. federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•
in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•
in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of Delaware.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Outstanding Warrants

As of  October 2, 2009 there were outstanding warrants to purchase 6,833,962 shares of our common stock, of which 5,800,650 have an exercise price of $2.00 per share and are set to expire on November 21, 2010 and 1,058,392 have an exercise price of $3.00 per share and are set to expire on March 10, 2011.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and 21E of the Exchange Act. All statements other than statements of historical facts included in this prospectus, including but not limited to, statements regarding our future financial position, business strategy, anticipated trends and developments in the markets in which we operate, budgets, projected costs, capital expenditures, savings and plans, competition and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed in the section entitled “Risk Factors” above and elsewhere in this prospectus and the documents we have incorporated by reference. You are cautioned not to place undue reliance on such statements.

WHERE YOU CAN FIND MORE INFORMATION

Additional information regarding the Company and our securities discussed in this prospectus, including our annual, quarterly, and current reports and any proxy statements, may be accessed through the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.MagnumHunterResources.com.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to documents filed by us with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering of securities under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the applicable offering under this prospectus and any prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, September 30, 2008;
•	Our Annual Report on Form 10-K for the year ended December 31, 2008;
•	Our Amendments to our Form 10-K for the year ended December 31, 2008 on Form 10-K/A filed with the SEC on and April 29, 2009 and Form10-K/A filed with the SEC on September 11, 2009.
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;
•
Our Current Reports on Form 8-K filed with the SEC on October 5, 2009, September 15, 2009, August 19, 2009 , July 23, 2009, July 14, 2009, May 28, 2009, March 30, 2009, March 20, 2009, October 2, 2008, September 11, 2008, June 2, 2008, April 8, 2008, March 4, 2008, and January 9, 2008.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Magnum Hunter Resources Corporation
Attn: Corporate Secretary
777 Post Oak Blvd. Suite 910
Houston, Texas 77056
(832) 369-6986

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by us under this prospectus for capital expenditures, working capital, acquisitions, repayment or refinancing of indebtedness, investments in our subsidiaries, or general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:

•	directly to purchasers;
•	through agents;
•	through underwriters;
•	through dealers;
•	through a combination of these methods; and
•	through any other method permitted by applicable law.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements, which may be entered into with us, to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of our securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the applicable prospectus supplement, which will be used by the underwriters to make resales of our securities in respect of which this prospectus is delivered to the public. In connection with the sale of our securities, or the purchasers our securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell our securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize a dealer in the sale of our securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

The place and time of delivery for our securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

General

Our Certificate of Incorporation limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws; Inapplicability of Section 203 of the Delaware General Corporation Law

Some provisions of our amended certificate of incorporation and our bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interest.  The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval.  These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans.  The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.  In addition, our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers.  If applicable, the statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.  In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder by acquiring such 15% ownership, subject to certain exceptions.  We have not opted out of Section 203 with an express provision in our original certificate of incorporation.

Limitation on Liability and Indemnification Matters

Our amended certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law.  The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior.  Exculpation does not apply if the directors acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors.  In addition, our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

There is no currently pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Mr. Morgan F. Johnston, Esquire, Dallas, Texas.

EXPERTS

The financial statements of Magnum Hunter Resources Corporation incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Malone & Bailey, PC, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$100,000,000

DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK AND WARRANTS

MAGNUM HUNTER RESOURCES CORPORATION

PROSPECTUS

October 15, 2009

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.